UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2006

GABRIEL TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-23415	22-3062052
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4538 S. 140th Street, Omaha, Nebraska 68137
(Address of principal executive offices, including Zip Code)

(402) 614-0258
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry Into a Material Definitive Agreement
ITEM 1.02. Termination of a Material Definitive Agreement

Separation Agreement and General Release and Consulting Agreement with Keith Feilmeier.

On January 10, 2007, Gabriel Technologies Corporation, a Delaware corporation (the “Company”) entered into a Separation Agreement and General Release (the “Separation Agreement”) with Keith Feilmeier, the Company’s Chief Executive Officer and Chairman of its Board of Directors, pursuant to which Mr. Feilmeier resigned from his position as the Company’s Chief Executive Officer and Chairman of its Board of Directors. Mr. Feilmeier will retain his position as a director of the Company.

In connection with the Separation Agreement, on January 10, 2007, the Company and one of its wholly-owned subsidiaries, Gabriel Technologies, LLC (“Gabriel LLC”), entered into a Consulting Agreement with Mr. Feilmeier for Mr. Feilmeier to perform consulting services on behalf of Gabriel LLC. As a consultant, Mr. Feilmeier expects to focus his efforts on expanding Gabriel LLC’s WAR-LOK business, lead the efforts on integration of technologies for the Company’s three business units, and assist the Company with its strategy and growth. “I’m enthused about the opportunity of combining the synergies of our three business units to form unique solutions that are not available in the marketplace today. I am also looking forward to help grow our core business unit, the WAR-LOK brand, to further meet the needs of our customers and future customers,” said Mr. Feilmeier.

Settlement Agreement with Elliot Broidy and Broidy Capital Management.

On December 30, 2006, the Company, on the one hand, and Broidy Capital Management, a California sole proprietorship, and Elliot Broidy, the Chairman and Chief Executive Officer of Broidy Capital Management (collectively “Broidy”), a beneficial owner of more than five percent (5%) of the Company’s outstanding common stock, on the other hand, entered into a Settlement Agreement. As part of the Settlement Agreement, Broidy agreed to the following: (i) cancel a promissory note in the principal amount of $200,000 and discharge the Company’s obligation to pay all or any portion of the outstanding principal and accrued interest on the note, (ii) terminate his option to purchase from the Company all of the Class C membership units of Resilent acquired by the Company, (iii) terminate the side letter between the Company and Broidy dated January 6, 2006, that provided, among other things, that the exercise price of certain warrants held by Broidy would be reduced if the Company did not meet certain financial targets, (iv) amend the registration rights agreement between the Company and Broidy dated January 6, 2006, to delete any reference to adjusting the exercise price of certain warrants held by Broidy if the Company did not file a registration statement with the Securities and Exchange Commission (the “SEC”) with respect to those warrants and certain other securities held by Broidy by a certain date, (v) loan to the Company the principal amount of $100,000 payable with interest at a rate of 7% per annum secured by all of the assets of Gabriel.

As part of the Settlement Agreement, the Company agreed to the following: (i) grant a three year option to Broidy to purchase 25% of the Class A membership units of Resilent owned by the Company for a purchase price of $600,000, (ii) assign to Broidy 2,333 Class C membership units of Resilent owned by the Company, (iii) not spin off membership units of Resilent owned by the Company to the Company’s shareholders for a period of 5 years from the date of the Settlement Agreement without the consent of Broidy, (iv) not make any future investments in Resilent that would result in the Company owning more than 49% of the ownership interest of Resilent, and (v) file a registration statement with the SEC on or before March 31, 2007, with respect to certain securities of the Company.

Exchange Agreement and Mutual Release with Resilent LLC d/b/a Digital Defense.

On December 30, 2006, the Company and Resilent entered into an Exchange Agreement and Mutual Release (the “Mutual Release”) pursuant to which the Company and Resilent settled certain disagreements between them in connection with the January 2006 purchase by the Company of a majority of the membership units of Resilent. Pursuant to the Mutual Release, the Company assigned 2,500 Class A membership units of Resilent (the “Resilent Units”) owned by the Company to Resilent and Resilent assigned 3,000,000 shares of the Company’s common stock owned by Resilent to the Company. As a result of the transfer of the Resilent Units to Resilent, Resilent is no longer a majority-owned subsidiary of the Company. Additionally, pursuant to the Mutual Release, the Company has the right to designate two of the five members of the board of directors of Resilent; Stephen E. Campisi, the president of Resilent, has the right to designate two of the five members of the board of directors of Resilent; and the remaining member of the board of directors of Resilent shall be elected by the mutual consent of the Company and Resilent.

ITEM 5.02. Departures of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Resignation of Keith Feilmeier as Chief Executive Officer and Chairman of the Board of Directors.

Pursuant to the Separation Agreement, as more fully described in Item 1.01 above, Keith Feilmeier resigned from his position as the Company’s Chief Executive Officer and Chairman of its Board of Directors.

Resignation of Darius Anderson as Director.

On December 18, 2006, Darius Anderson resigned as a Director of the Company in order to devote himself more fully to his other commitments.

Resignation of Steven E. Campisi as Director.

Pursuant to the Mutual Release as more fully described in Item 1.01 above, Mr. Campisi resigned as a Director of the Company.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gabriel Technologies Corporation

Dated: February 6, 2007	By:	/s/ Keith Feilmeier
Keith Feilmeier Director